Exhibit 99.1

For Release:	IMMEDIATELY

Contact:	Francis E. O’Donnell, Jr., M.D	Leonardo Zangani
	President and CEO	L.G. Zangani, LLC
	973-972-0015	908-788-9660

NEWS RELEASE

BDSI Announces $2,500,000 Asset Sale to Accentia

NEWARK, NJ, September 8, 2004 – BioDelivery Sciences International, Inc. (NASDAQ: BDSI, BDSIW) announced today that it has entered into a definitive Asset Purchase Agreement with Accentia, Inc. (“Accentia”) pursuant to which BDSI has sold to Accentia, effective today, an asset consisting of a royalty revenue stream in consideration of a one-time, irrevocable cash payment of $2,500,000. Pursuant to the Asset Purchase Agreement, such cash payment is required to be made by Accentia by September 30, 2004, but BDSI anticipates that payment will be received sooner than such date. Accentia’s payment obligation is not subject to contingencies.

Accentia is a privately-held biopharmaceutical holding company partly-owned by Hopkins Capital Group, LLC, which is partly-owned and controlled by Francis E. O’Donnell, M.D., the Company’s Chairman, President and Chief Executive Officer. The asset purchase transaction has been approved by BDSI’s board of directors and has separately been approved by BDSI’s audit committee in accordance with the rules of the Nasdaq Stock Market.

BDSI and Accentia are also parties to a License Agreement, dated April 12, 2004 (the “License Agreement”) pursuant to which the Company has licensed a topical version of encochleated Amphotericin B to Accentia (the “Licensed Technology”). Using the Licensed Technology, Accentia intends to begin clinical trials for Amphotericin B, using patent rights licensed from the Mayo Foundation for Medical Education and Research, for using any antifungal agent used to treat chronic sinusitis topically (the “Application”). Under the terms of the License Agreement, Accentia is responsible for all development expenses including clinical trials and regulatory submissions.

Pursuant to the License Agreement, BDSI is entitled to receive a twelve percent (12%) royalty fee with respect to the net sales of any and all products covered by the Licensed Technology and a fourteen percent (14%) royalty fee with respect to the net sales of an encochleated Amphotericin B with the approved indication for chronic rhinosinusitis in the United States (collectively, the “Royalty”). Pursuant to the Asset Purchase Agreement, BDSI has sold to Accentia a fifty percent (50%) interest in the future Royalty (the “Royalty Stream”) for $2,500,000. This will have the effect of reducing the Royalty to BDSI by fifty percent (50%). The parties have agreed, however, that the future Royalty Stream sold to Accentia shall not include Royalty payments that are payable by Accentia under the License Agreement that are based on the sale of products exclusively intended to treat asthma, and the rights to such Royalty payments shall remain with BDSI.

Pursuant to the Asset Purchase Agreement, the parties have also agreed to modify the terms of the License Agreement to grant Accentia a world-wide license to the License Technology for use in the Application. Previously, the License Agreement provided for a territory consisting of the United States and the European Union only. The parties agreed that it would be mutually beneficial to extend the territory because of uncertainties in the marketplace related to the possibility of federally-sanctioned importation of prescription drugs from foreign markets into the United States.

BioDelivery Sciences International, Inc. is a biotechnology company that is developing and seeking to commercialize patented and licensed delivery technologies for pharmaceuticals, vaccines, over-the-counter drugs, nutraceuticals and micronutrients. The company’s technologies include: (i) the patented Bioral™ nanocochleate technology, designed for a potentially broad base of applications, and (ii) the patented BEMA™ (buccal or mouth) drug delivery technology being developed by the company’s Arius Pharmaceuticals subsidiary with a focus on “acute” treatment opportunities for surgical and oncology patients.

Note: Except for the historical information contained herein, this press release contains, among other things, certain forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that involve risks and uncertainties. Such statement may include, without limitation, statements with respect to the Company’s plans, objectives, expectations and intentions and other statements identified by words such as “may”, “could”, “would”, “should”, “believes”, “expects”, “anticipates”, “estimates”, “intends”, “plans” or similar expressions. These statements are based upon the current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties, including those detailed in the Company’s filings with the Securities and Exchange Commission. Actual results may differ from those set forth in the forward-looking statements. These forward-looking statements involve certain risks and uncertainties that are subject to change based on various factors (many of which are beyond the Company’s control).

L.G. Zangani, LLC provides financial public relations service to the Company. As such L.G. Zangani, LLC and/or its officers, agents and employees, receives remuneration for public relations and or other services in the form of monies, capital stock in the Company, warrants or options to purchase capital in the Company.